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                                                                   EXHIBIT 99.1


                                     [LOGO]


                      [THE SPORTS CLUB COMPANY LETTERHEAD]



For Immediate Release:                           Contact:  Lois Barberio
---------------------                            -------   Corporate Secretary
                                                           (310) 479-5200



                          SPORTS CLUB COMPANY APPOINTS
                         NEW CO-CHIEF EXECUTIVE OFFICERS


LOS ANGELES, CA. (February 11, 2000) - The Sports Club Company, Inc. (AMEX: SCY) today announced that the Company has accepted the resignation of John M. Gibbons as President and Chief Executive Officer, and has named D. Michael Talla and Rex
A. Licklider as interim Co-Chief Executive Officers. Mr. Talla, a co-founder of the Company, has served as Chairman of the Board of Directors since 1994 and served as Chief Executive Officer until July 1999. Mr. Licklider has served as Vice Chairman of the Board of Directors and as a strategic advisor to the Company since 1994. Messrs. Talla and Licklider are the two largest individual shareholders of the Company. The Company has no immediate plan to hire an additional executive officer.

Mr. Talla praised Mr. Gibbons' nearly six years of service to the Company citing its growth and financial performance during that time. "John has been a successful leader and has been instrumental in the growth of our Company," commented Mr. Talla.

Mr. Gibbons said that he was leaving the Company to pursue entrepreneurial opportunities. "I am proud to have played a role in developing the Company into a recognized leader in the fitness business. I will miss the team that has worked so hard to make the Company a success. Their dedication is one reason I plan to continue as an investor in the Company."

A leader in the sports and fitness industry since 1979, The Sports Club Company develops, owns and operates luxury sports and fitness complexes throughout the country under The Sports Club/LA name, including its flagship property The Sports Club/LA in Los Angeles and Reebok Sports Club/NY in Manhattan.




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